Exhibit 8.2

October 1, 2015

Canadian Imperial Bank of Commerce

Commerce Court

Toronto, Ontario, Canada M5L 1A2

RE:	Canadian Imperial Bank of Commerce

Issue of Capped Leveraged Index Return Notes

Ladies and Gentlemen:

We have acted as Canadian special counsel to Canadian Imperial Bank of Commerce (the “Bank”) in connection with the issuance of US$47,817,960 aggregate principal amount of Capped Leveraged Index Return Notes® Linked to the S&P 500® Index due September 29, 2017 (the “Notes”), as described in the Bank’s Pricing Supplement with respect to the Notes dated July 30, 2015 (the “Pricing Supplement”), to the Prospectus Supplement dated April 30, 2015 (the “Prospectus Supplement”) and the Prospectus dated April 30, 2015 contained in the Registration Statement on Form F-3, File No. 333-202584 (the “Registration Statement”). Subject to the qualifications, assumptions, limitations and understandings set out therein, the statements as to matters of the federal laws of Canada set forth under the headings “Certain Canadian Income Tax Consequences” in the Prospectus Supplement and “Summary of Canadian Federal Income Tax Consequences” in the Pricing Supplement are an accurate summary, in all material respects, as at the date hereof, of the principal Canadian federal income tax considerations generally applicable to holders of Notes, as applicable, described therein.

We hereby consent to the filing of this opinion as an exhibit to a Form 6-K of the Bank filed with the Securities and Exchange Commission and thereby incorporated by reference into the Bank’s Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Blake, Cassels & Graydon LLP